Exhibit 10.4

TRANSLOADING AGREEMENT

This TRANSLOADING AGREEMENT (this “Agreement”), effective as of May 7, 2013 (the “Effective Date”), is entered into by and between Muskie Proppant LLC, a Delaware limited liability company (hereinafter called “Muskie”), and Hopedale Mining LLC, a Delaware limited liability company (hereinafter called “Rhino”).

WHEREAS, Muskie desires to have Rhino operate and maintain for Muskie the Nelms No. 1 rail trans-loading facility located at Cadiz, Ohio (the “Facility”); and

WHEREAS, Rhino is willing to operate and maintain for Muskie the Facility;

NOW, THEREFORE, in consideration of the agreements contained herein, Muskie and Rhino, intending to be legally bound, agree, for themselves and for their respective successors and assigns, as follows:

1. Services.

a.	Rhino shall provide the following services:

i.	Employ, manage and maintain all manpower required for the efficient and effective operation of the Facility;

ii.	Transload Muskie sand on a requirements basis;

iii.	Maintain the Facility and related areas.

b.	Muskie shall provide the following:

i.	All equipment necessary to unload material under this Agreement.

ii.	Forty-eight (48) hour notice of when sand is to be off loaded.

c.	All services to be performed by Rhino and Muskie hereunder shall be performed in compliance with all applicable laws, regulations, orders, and permits.

2. Transloading and Delivery Rates. Rhino shall be paid by Muskie a transloading fee of $4.00 per ton of sand transloaded pursuant to this Agreement. All tonnages shall be determined at the time the sand is off loaded and delivered. For purposes of this Agreement, the terms “ton” and “tonnage” shall mean 2,000 pounds avoirdupois.

3. Term. This Agreement shall be for a term of 24 months from the Effective Date. Notwithstanding the foregoing, Rhino shall have the option to terminate this Agreement in the event that Muskie fails to transload at least 7,500 tons of sand per month on average for a three month period through the Facility, or, in the alternative, to pay to Rhino the cash equivalent to make up the difference for any shortcomings. In the event Rhino is providing the service, the cash equivalent will be $30,000 for each month and in the event Rhino has exercised its option outlined in Section 5, the cash fee to Rhino will equal $15,000.

4. Weights, Billing and Payment. Payment to Rhino may be based on rail car weights for sand off loaded. Muskie will be responsible for contracting trucking and determining trucking weights prior to a certified scale being installed. Muskie shall make payment to Rhino within fifteen (15) days after Muskie receives an invoice therefor from Rhino.

5. Option. Rhino, at its discretion, and upon thirty (30) days prior written notice, may elect to have Muskie run the Facility and pay a reduced rate of $2.00 per ton.

6. Indemnification. Rhino shall be responsible for and shall indemnify, hold harmless and defend Muskie and its affiliated companies, and their directors, managers, officers, employees, agents, and subcontractors, against and from any and all claims, liabilities, losses and expenses (including attorneys’ fees) whatsoever and by whomsoever asserted, arising out of, related to, based upon, or connected with Rhino’s negligence or willful misconduct in connection with performance under this Agreement. Muskie shall be responsible for and shall indemnify, hold harmless and defend Rhino and its affiliated companies, and their directors, managers, officers, employees, agents, and subcontractors, against and from any and all claims, liabilities, losses and expenses (including attorneys’ fees) whatsoever and by whomsoever asserted, arising out of, related to, based upon, or connected with Muskie’s negligence or willful misconduct in connection with performance under this Agreement.

7. Force Majeure. Rhino and Muskie shall each be excused from performance under this Agreement to the extent such performance is prevented by force majeure, provided that the party so affected shall have given the other party prompt notice of such condition. The term “force majeure” shall include but not be limited to acts of God, acts of a public enemy, insurrections, riots, strikes, lockouts, labor disputes, fires, explosions, floods, embargoes, acts or orders of civil or military authorities, fuel shortages, or other causes of a similar or dissimilar nature beyond the reasonable control of the party affected, which prevents the mining, delivery, dumping, or loading of sand pursuant hereto. The party or parties affected by such condition shall make reasonable efforts to eliminate the condition as promptly as possible, recognizing, however, that the settlement of any strike or other labor dispute shall be solely within the discretion of the party involved therein. Any force majeure asserted by a party shall not relieve such party from its responsibilities hereunder to make any payment when due hereunder.

8. Performance. Rhino agrees that its services hereunder shall be performed · in a competent and workmanlike manner.

9. Independent Contractor Relationship. Muskie and Rhino understand, acknowledge and agree that Rhino’s relationship with Muskie is that of an independent contractor.

10. Permits and Licenses. Rhino shall obtain and maintain all required permits and licenses for operation of the Facility.

11. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns. Neither party shall assign this Agreement or any of its rights or obligations hereunder without the other party’s prior written consent; provided, however, that either party may assign this Agreement to any purchaser of all of its equity interests or all or substantially all of its assets without such consent.

12. Disputes. In the event of any dispute concerning a question of law or facts or both arising under this Agreement which the parties are unable to resolve by mutual agreement, either party may pursue any right or remedy which it may have at law or in equity. There shall be no interruptions of work, and the parties shall proceed diligently with the performance of this Agreement pending final resolution of any dispute, claim or final litigation arising under or related to this Agreement between the parties hereto.

13. Applicable Law; Waiver of Jury Trial. This Agreement shall be interpreted and enforced in accordance with the body of law applicable to the procurement of goods and services in the State of Ohio. Each party waives its respective right to any jury trial with respect to any litigation arising under or in connection with this Agreement.

14. Notices. Any notices or demands required or desired to be given hereunder shall be sent by facsimile, certified mail, or commercial overnight service to the party to be notified at its address set forth below:

Rhino:

424 Lewis Hargett Circle, Suite 250

Attention: General Counsel

Lexington, KY 40503

Muskie:

1125 N. Broadway St., Suite 2

Menomonie, WI 54751

15. Nonwaiver. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue to remain in full force and effect.

16. Entire Agreement. This Agreement contains the entire understanding of the parties and constitutes the only agreement between the parties as to the subject matter. This Agreement merges and supersedes all prior agreements between Rhino and Muskie concerning the subject matter of this Agreement. Amendments to this Agreement will not be effective unless made in writing and executed by the duly authorized representatives of both of the parties hereto.

[Remainder of page intentionally left blank; signature pages follow.]

The parties hereto, having been duly authorized, intending to be legally bound, and agreeing to the terms and conditions detailed above, execute this Agreement effective as of the Effective Date.

MUSKIE PROPPANTS LLC

By:	/s/ Cyrus Ingraham
Name:	Cyrus Ingraham
Title:	Chief Executive Officer

HOPEDALE MINING LLC

By:	/s/ Whitney Kegley
Name:	Whitney Kegley
Title:	General Counsel

STATE OF WISCONSIN,

COUNTY OF DUNN, SS:

The foregoing instrument was acknowledged before me this 7th day of May, 2013 by Cyrus Ingraham, CEO of Muskie Proppants LLC, a Delaware limited liability company, on behalf of said company.

/s/ Dawn Poler
NOTARY PUBLIC
My Commission Expires: Sept. 4, 2016

STATE OF KENTUCKY,

COUNTY OF FAYETTE, SS:

The foregoing instrument was acknowledged before me this 7 day of May, 2013 by Whitney Kegley, General Counsel of Hopedale Mining LLC, a Delaware limited liability company, on behalf of said company.

/s/ Melissa Ovellito 43-4286
NOTARY PUBLIC
My Commission Expires: Jan. 8, 2015

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